UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 14, 2004

COMMERCE ONE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-32979	94-3392885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Market Street, Steuart Tower Suite 1300 San Francisco, CA 94105
(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 644-8700

Not Applicable

(Former name or former address, if changed since last report.)

Item 5.                    Other Events and Regulation FD Disclosure.

Effective March 14, 2004, we entered into a Consent and Amendment Agreement with BayStar Capital, the sole holder of our Series B Preferred Stock.  We agreed with BayStar to amend certain provisions of our Registration Rights Agreement covering the registration of the Common Stock issuable upon conversion of our Series B Preferred Stock and the Common Stock issuable upon exercise of BayStar’s warrants (collectively the “Registrable Securities”).  BayStar agreed to extend the deadline by which we must have our Registration Statement on Form S-3 (File No. 333-108144, the “Registration Statement”) registering the resale of the Registrable Securities declared effective by the Securities and Exchange Commission.  Previously, if the Registration Statement was not declared effective on or before April 5, 2004, then BayStar would have the right to redeem the Series B Preferred Stock for a price equal to the greater of 120% of the original purchase price of $10 million plus any accrued and unpaid dividends or the then current market value of the Series B Preferred Stock on an as-converted-to-Common Stock basis.  Pursuant to the Consent and Amendment Agreement, BayStar agreed to allow us an additional ninety days (until July 4, 2004) to get the Registration Statement declared effective before BayStar may exercise its redemption right.  BayStar also agreed to waive its right, for the period up to and including July 4, 2004, to receive cash penalties of $5,000 per day resulting from the fact that the Registration Statement was not declared effective by the Securities and Exchange Commission by January 6, 2004.

In consideration for this agreement, we will issue shares of our Common Stock to BayStar with a value of $947,000 based on a five day average of the closing bid price of our Common Stock on the Nasdaq National Market (approximately 500,000 shares) on or before March 19, 2004, and we will file a registration statement to register the resale of these shares with the Securities and Exchange Commission by April 3, 2004.  We will also make a one-time cash payment of $200,000 to BayStar on or before April 1, 2004.

The preceding summary is qualified by reference to the Consent and Amendment Agreement and the Registration Rights Agreement, both of which are filed as exhibits to this Form 8-K and are incorporated by reference herein.

Item 7.                    Financial Statements and Exhibits.

C.            Exhibits.

10.1                           Consent and Amendment Agreement.

10.2                           Registration Rights Agreement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE ONE, INC.

Dated: March 15, 2004	/s/ Charles D. Boynton
Charles D. Boynton
Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title

10.1	Consent and Amendment Agreement, dated March 14, 2004.

10.2	Registration Rights Agreement, dated March 14, 2004.